Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ASE Test Limited on Form S-8 of our report dated February 6, 2004 appearing in the Annual Report on Form 20-F of ASE Test Limited for the year ended December 31, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph which explains that accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche
Deloitte & Touche
Kaohsiung, Taiwan
The Republic of China

October 29, 2004